Exhibits 3.208

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

of

COX PCS ASSETS, L.L.C.

Cox PCS Assets, L.L.C. is a. limited liability company organized under the Delaware Limited liability Company Act (“the Act”), for its purpose of amending and restating Certificate of  Formation tiled with the office of the Secretary of State of Delaware on November 12, 1997, under the name of Cox PCS Assets, hereby certifies that its Certificate of Formation is amended  and restated in accordance with Section 18-208 of the Act, to read ill its entirety as follows:

1.          NAME.

The name of the limited liability company is Sprint PCS Assets, L.L.C.

2.          REGISTERED OFFICE AND AGENT.

The address of Sprint PCS Assets, L.L.C.’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent at such address is the Corporation Service Company.

3.          AUTHORIZED PERSON.

The name and address of the authorized person is Laura L. Ozenberger, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205. The powers of the authorized person shall terminate upon the filing of this Amended and Restated Certificate of Formation.

This Amended and Restated Certificate of Formation is being duly executed and filed in accordance with Section 18-208 of the Act, on this 7th day of March, 2002.

/s/ Laura L. Ozenberger
Laura L. Ozenberger, Authorized Person